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


The following is the transcript from the IXYS Corporation and Clare, Inc. Conference Call held on April 23, 2002:


                       IXYS/CLARE INVESTOR CONFERENCE CALL
         Moderator: Arnold Agbayani, Senior Vice President, Finance and
                            Chief Financial Officer
                                IXYS Corporation
                             TUESDAY, APRIL 23, 2002
                                   8:00 AM PST
                                  11:00 AM EST

OPERATOR:

         Ladies and gentlemen, thank you for standing by. Welcome to the IXYS/Clare merger conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. As a reminder, this conference is being recorded on Tuesday, April 23, 2002.

         Here to discuss the proposed merger are Nathan Zommer, IXYS's President and Chief Executive Officer and Larry Mihalchik, Clare's President and Chief Executive Officer.

         I would now like to turn the conference over to Arnold Agbayani, the Chief Financial Officer of IXYS, who will be moderating this conference call. Please go ahead, sir.

AGBAYANI:

         Thank you. I would like to thank each of you, IXYS stockholders, Clare stockholders, analysts, and others for joining us today.

         Our agenda is for our principal speakers, Dr. Nathan Zommer and Mr. Larry Mihalchik, to offer their remarks related to the definitive merger agreement signed by IXYS and Clare last night, and then we will be available to answer questions related to the proposed merger.

         We would like to clearly note that during the course of this conference call, participants from Clare and from IXYS will make forward-looking statements regarding future events or the future performance of our respective companies and the combined company. Statements made in this press conference and conference call other than statements of historical fact are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. We wish to caution you that these statements are just predictions that involve risks and uncertainties, and that actual events or results could differ materially. We discuss a number of the risks of our respective businesses in detail in our SEC reports, including IXYS's Form 10-K Annual Report for the fiscal year ended March 31, 2001 filed on June 28, 2001, and Clare's Registration Statement on Form S-1, filed on June 20, 1995. Any forward-looking statements must be considered in the context of these risks and uncertainties and the merger related risks set out in our press release and to be described in the Registration Statement on Form S-4 to be filed in connection with the transaction. Factors that could cause actual results to differ include the possibility that the merger may not close; the ability of the combined company to manage the cost of integrating the two companies and effectively integrate the separate businesses of IXYS and Clare; the failure of IXYS to realize the synergies that may be derived from the acquisition; the costs associated with the acquisition; higher than anticipated expenses that the combined company may incur in future quarters or the inability to identify expenses that can be eliminated; the ability of the combined company to retain key employees; the ability of IXYS and Clare to develop and market new products following the consummation of the acquisition; customer demand for the products of the combined organization and technological changes in the industries in which IXYS and Clare operate.

         Now let me turn the meeting over to Nathan Zommer, President and CEO of IXYS.

ZOMMER:

         Thank you, Arnold. Thank you, Larry. Good morning everybody. I would like to thank you for participating today. As you know, earlier this morning IXYS and Clare announced that we have signed a definitive agreement by which IXYS would acquire Clare in a combination of two of the leading companies in the power semiconductor industry. The transaction is a strategic move by our two respective companies that we believe is in the best interests of our stockholders, customers, employees and suppliers. We expect to close this transaction by late in the second calendar quarter or early in the third calendar quarter of this year. Our purpose here is to provide you with additional information regarding the transaction, including the terms of the transaction, the strategic nature of the merger, and our integration philosophy.

         First, Arnold, would you please briefly discuss the principal terms of the transaction for everybody:

AGBAYANI:

         The transaction is structured as a stock-for-stock reverse triangular merger. Under the terms of, and subject to the satisfaction or waiver of the closing conditions set forth in the merger agreement, at the closing, each outstanding share of Clare held immediately prior to the effective time of the merger will be converted into approximately .49147 of a share of IXYS common stock. IXYS expects to issue approximately 4.87 million shares of common stock in exchange for outstanding shares of Clare common stock. In addition, IXYS will assume outstanding Clare options which will become exercisable for approximately
1.02 million shares of IXYS common stock following the completion of the merger.

         The transaction is structured to qualify as a tax-free reorganization.

         The transaction was unanimously approved by both company's Boards of Directors.

         The transaction is subject to approval by both IXYS's and Clare's stockholders, compliance with applicable regulatory requirements, and other customary closing conditions.

         Larry Mihalchik, current President and CEO of Clare, will be offered a seat on the IXYS board of directors and is expected to serve as an advisor to IXYS for a transition period.

ZOMMER:

         Thanks, Arnold.

         Let me say first of all, I am excited about the course we are about to set with the merger between IXYS and Clare and the opportunities in front of us ranging from broader product offerings, expanded technology deployment, further penetration of customers and new markets, and the potential synergies that we hope to achieve through the combination of our two companies.

         The acquisition of Clare should provide IXYS with a path for developing our company beyond our position in the power discrete semiconductor world. With the addition of Clare's technological capabilities and product offerings, IXYS would be able to offer products that are discrete but not necessarily high power and also significantly expand our offering of integrated circuits ranging from standard products to Application Specific Integrated Circuits, or "ASICs." The proposed acquisition of Clare is thus an important building block in our longer-term strategic development.

         It is not possible in this presentation to describe all the possibilities we envision related to the combination of the products and technology of IXYS and Clare. However, I would like to characterize for you just a couple of the possibilities we hope to realize:

         1. Clare's Solid State Relay (SSR) product line is synergistic to the IXYS business. SSRs are high-voltage, optically isolated switching devices that are used in telecom and industrial systems. By combining Clare's SSR technology with IXYS' high-power switching and packaging capability, the higher power, "greater than 5 amps," SSR market can be served. This market, which includes higher power products, is larger than the one currently being addressed by Clare with SSRs, which are primarily used in wired telecom lines.

         2. We also hope that Clare's high voltage IC process, including silicon on insulator, or SOI, may provide technology opportunities with our high voltage IC drivers and IGBT products.

         Clare has an impressive portfolio of technological capabilities and personnel that we believe, within time, IXYS should be able to exploit into higher revenues and new products. This portfolio includes SOI and wafer-bonding processes, multi-chip packaging, experienced analog/mixed-signal design engineers, and IC drivers for flat display panels.

         One of our principal objectives for the combined company will be to improve the operating performance of the combined companies, and in particular the Clare Beverly, Massachusetts operations, through increased revenue generation and the achievement of operating efficiencies.

         From the market viewpoint, again, I believe the strengths of each company can provide opportunity for the other. Where we have customers in common, we will strive for deeper penetration; for customers not in common, we hope to leverage our respective relationships to cross-sell the products of the combined company. Similarly, there are end markets and regions of the world where we expect the strength of IXYS can accelerate the opportunities for Clare and vice versa.

         We anticipate also that as we engage in further planning for the combined company we may discover other areas, such as in manufacturing and overhead, that will yield positive synergies to the combined company.

         As to our integration plans, we have already identified key areas of integration in the short-term and long-term that will not compromise the continuity of support to our customers and the momentum of growth in new products. These are in:

         1.       Top management integration

         2.       Integration of facilities

         3.       Integration of SG&A functions

         I would also like to add that the cultural fit of the companies has been demonstrated by the dynamics and the spirit exhibited during the negotiation of this transaction. Moreover, both companies have a strong technology base and share similar work ethics and the desire to succeed for the "stockholders."

         With the combined internal assets, wafer fabs, packaging technologies and design capabilities of IXYS and Clare, we believe we can provide our stockholders more leveraged growth options than either company could provide alone. Additionally, we expect that the financial strength of the combined company should give it a sufficient basis for an aggressive deployment of these capabilities in the marketplace.

         I will now ask Arnold to comment on the expected financial impact of this transaction.

AGBAYANI:

         As Nathan referred to in his closing comments, we anticipate that the combined company will have a strong balance sheet at the timing of the closing. For example, we expect the cash to be approximately $40 million at the time of closing, with no significant long term debt on the balance sheet other than equipment leases.

         We believe we understand the steps necessary to turn Clare's current operations around financially. We acknowledge that it will take time to increase the utilization of the fab, effect the anticipated synergies and generate other efficiencies and savings. We expect that it will take at least six to nine months to effect this turnaround of Clare, and therefore, this acquisition would be dilutive to our earnings in the three fiscal quarters immediately following the closing of the transaction. We believe, however, that the long-term benefits we expect to achieve from acquiring Clare will outweigh the short-term negative effects of this transition period.

         Now I would like to yield the floor to Larry Mihalchik.

MIHALCHIK:

         Thank you, Arnold. Good morning everyone. Nathan has provided you with some of the principal merits and reasons for this proposed merger between IXYS and Clare from a combined company standpoint and has described the future opportunities of IXYS and Clare.

         I would like to express to you briefly my views, and those of our Board, regarding our evaluation of this proposed merger, the synergies we hope to realize from the combination of Clare with IXYS, and the benefits we expect to be realized by Clare's stockholders from the proposed merger.

         In prior quarterly conference calls with Clare's stockholders, I indicated that I was spending a fair amount of time investigating and evaluating various strategic alternatives for the Company. I expressed the range of possibilities, including an enterprise-wide transaction, selling off one or more pieces of Clare, or changing the business model of our company.

         Although positioned with a strong balance sheet and cash position, our operating performance and use of cash necessitated a change of some magnitude. Our portfolio of products includes certain offerings such as solid state relays, whose revenues have been affected by the downturn in the telecommunications market, and others such as our LiteLink DAA that has strong revenue growth but on a relatively smaller base, and IC drivers for the OLED display market that is predicted to emerge into meaningful commercialization later this year and next, but has little revenue right now. This scenario is coupled with an infrastructure for a much larger company, including the costs associated with operating an underutilized fab.

         A key element in considering the business direction and value for Clare's stockholders was determining a path for accelerating the productivity of the key assets, technologies and capabilities of our company. We believe that the merger with IXYS is an excellent vehicle to pursue this acceleration. First of all, Clare and IXYS have a firm view on how to increase the utilization of the fab, much faster than Clare could address as an independent company. Second, there is a close synergy between some of our product lines, which should allow for deeper penetration into certain markets and certain customers. Third, both companies are rich in technology and engineering talent, which is expected to provide the opportunity for cross fertilization of ideas and, in turn, new, exciting products. Finally, with the stronger balance sheet of the combined company, we believe a more aggressive approach could be employed for the emerging product offerings than if Clare remained independent; more specifically, for example, Clare believes that the combined company should possess the working capital and investment that will be required to generate revenues and maintain a leadership position with the display IC drivers as the market for these products increases dramatically.

         In the press release I stated that there is a strong fit between IXYS and Clare. While we share many common business attributes, we expect that the synergies created by the combination of our diverse technologies, product lines and customer bases will be a source of strength for the combined company and represents one of the principal opportunities of the merger. Nathan has a vision of building a successful, larger semiconductor company, and we expect that Clare will become an important building block in that regard. Nathan has a very good understanding of our business; but, more importantly, he has a keen sense of our technology and capabilities and where to take these companies together.

         This transaction with IXYS would result in Clare's stockholders owning approximately 15% of the outstanding shares of IXYS common stock upon closing of the merger. This position allows Clare's stockholders to participate in the potential upside of Clare's technology and emerging businesses. We believe that this participation would also be accomplished within a broader base of a stronger business with significant synergies, and, lastly, under the umbrella of the increased financial strength that should be created by combining the companies. In relation to other possibilities, we believe that the merger with IXYS provides the right course for our stockholders, employees, customers and other stakeholders.

         Thank you for joining us.

AGBAYANI:

         We are now ready for questions.

ZOMMER:

         We are now ready for questions.

OPERATOR:

         Thank you. The question and answer session will be conducted electronically. If you would like to ask a questions today, you can do so by pressing star (*) 1 on your telephone keypad. Once again that is star (*) 1. We would like to encourage participants to limit themselves to one question at a time. When your question has been answered, you may review by pressing star (*)
1. We'll proceed in the order that you do signal us to take as many questions as time allows. Pardon us just one moment to assemble our roster. Our first question today will come from David Lieberman with Peterman.

DAVID:

         Congratulations on the transaction. I was just wondering if the two companies compete in any area?

ZOMMER:

         No.

DAVID:

         In other words, this is a very complimentary transaction?

ZOMMER:

         That's correct.

DAVID:

         Are there any earnings test or financial numbers that have to be met, specific ones as a condition of the transaction?

ZOMMER:

         Not that I'm aware of.

DAVID:

         Okay. And with regards to any possible conflicts between customers or this or that, have you spoken to customers as to how they feel about the transaction this morning?

AGBAYANI:

         We have not discussed this transaction with anybody other than this conference call.

DAVID:

         Okay. Great. And when do you expect to file a proxy?

AGBAYANI:

         In about two to three weeks.

DAVID:

         Okay, and it seems like you're expecting the transaction to close in two to three months; is that correct?

AGBAYANI:

         That is correct.

DAVID:

         Okay. Thank you very much.

ZOMMER:

         Thank you.

OPERATOR:

         I would like to remind participants if they could please limit themselves to one question at a time. When your question has been answered, you may reque, by pressing star (*) 1 on your telephone keypad. At this time we will hear from Ted Koenz with Needam and Company.

TED:

         Hello, Nathan and Arnold. Could you guys comment a bit on the utilization rate at the Clare fab, and what do you need there to get the break-even levels and how quickly do you plan to get there? Just trying to a sense of how long this will be dilutive. If you can give us some more detail on that.

ZOMMER:

         Let me just say, Ted, good to hear from you. I think that on the utilization of the fab, I would like Larry to comment.

MIHALCHIK:

         Right now the Fab's running at about 25% of the installed capacity of the fab.

TED:

         Can you talk, the question really is, when you reach break-even levels
- I mean you're losing $6 million dollars a quarter - when do you get to break-even levels with what utilization rates?

ZOMMER:

         This is Nathan. As Arnold mentioned, we looked at several models and it will take several quarters to achieve it. If my memory serves me right, Arnold mentioned six to nine months.

AGBAYANI:

         Let me say that that's going to take at least six to nine months to do, Nathan. It's going to take - the fact is that it's going to take a period of time to turn this around. We expect that in the first three fiscal quarters, the acquisition will have a dilutive effect.

TED:

         Okay, yeah, I guess my concern is that given the heavy reliance on the telecomm market that Clare has, which I don't know exactly what it is, but I think it's pretty significant, and given the outlook for that sector which is pretty grim for at least the next several years, how do you plan to get the utilization rates up high enough to reach the break-even level.

ZOMMER:

         I will, Ted as you know us, one thinks of the beauty of the culture of the company, both companies, has been that there is a nice balance between being fabless and fab. As you know, we also have a fab in Germany and it's fully utilized and so forth. Clare has a similar scenario in that one division is totally fabless - Micronix. So, I think that there's ample opportunity to fill up the fab not only with the telecom products, but with all the new products we have in the power arena, the display arena and so forth. So, as I said, the key thing is that we recognize it and this is the key task. The opportunity here - you know - people that know IXYS, we have been doing this kind of a scenario two times already and been extremely successful in taking a fab and filling it up. We are presently utilizing for all of our MOSFETs and IGBTs outside fabs. The Clare fabs is an outstanding fabs and gives us a great opportunity. More details to come - will come in the future with guidance on how we are doing.

TED:

         Okay. Nathan, thanks. I'll pass it on. If anyone can do this, you guys can, so good luck. I'll talk to you later.

ZOMMER:

         Thank you.

OPERATOR:

         And next we hear from Lee Zeltzer with Needam & Company.

LEE:

         Hey guys. Just a couple of follow-ups. I was wondering if you can quantify it for us the cost synergies that can be realized over the six to nine months? What is your best guess there?

AGBAYANI:

         Lee, at this point, it would be too much of guess. We know that there's synergies there. We, that's one of the tasks that we need to do with the combination. But until that's done, we would rather defer this for conversations in the future.

ZOMMER:

         As you know, we have to - this is Nathan - and Larry correct me if I'm wrong - we had to expose very few people in the company for that possible transaction because of the confidentiality of the nature. So we couldn't engage everybody in the full details of the integration plan. This will be happening in the next few months. We'll update you on a quarterly basis when we disclose the results and announce them..

LEE:

         Okay, just one other quick follow-up if I could. Given the details and now would you expect the company to be profitable in the fiscal year `03 on a combined basis?

ZOMMER:

         I would sure like to be so. I'm an optimistic guy. It depends also on the market.

AGBAYANI:

         It is very early to make that statement, Lee. A lot of it is heavily dependent on the marketplace.

LEE:

         Okay. Thank you very much.

ZOMMER:

         Thank you.

OPERATOR:

         Mike Orrick with Glazier Capital has the next question.

MIKE:

         Hi. I was wondering if the ratios subject to any adjustment for collars or walk-a-ways based on where the acquiror's stock prices trading?

AGBAYANI:

         No it is not.

MIKE:

         Okay. Could you comment on the regulatory - I'm sorry if I missed it - could you comment on the regulatory approval that you may or may not need to obtain in order to achieve the transaction?

AGBAYANI:

         We would need to have Hart-Scott-Rodino approval and possibly some regulatory approvals also in Europe, but to my knowledge, that would be it.

MIKE:

         Which ones in Europe?

AGBAYANI:

         Possibly. I - we have not really explored that point of it yet.

MIKE:

         Finally, has the due diligence been completed on the transaction? You mentioned that you really were not able to talk to a lot of people about it.

ZOMMER:

         Well, we talk about people in the lower level management, middle management, but due diligence, Arnold?

AGBAYANI:

         The due diligence has been completed.

MIKE:

         Okay.  Thank you, good luck.

ZOMMER:

         Thank you.

AGBAYANI:

         Thank you.

OPERATOR:

         As a reminder, if you would like to ask a questions, you can do so by pressing star (*) 1 on your keypad. Next we hear from Craig Samuels with Samuels Capital.

CRAIG:

         Hi guys. I had a couple of quick questions, clarifying questions. You mentioned that you had products that could fill up the fab on the IXYS side; can you be more specific as to which products you have and what percent you expect those products to add overnight to Clare's fab utilization rate?

ZOMMER:

         Well, we usually don't disclose things that basically relates to our trade secrets which products, but generally speaking, if you follow IXYS, I can tell you that most of our MOS, Powers MOSFETs and IGBT and integrated circuits, we have been fabless farming outside...

CRAIG:

         Any plan that you plan to bring those inside?

ZOMMER:

         We will bring as much as we can inside. It's a process that cannot be overnight because you have to requalify with customers, but definitely the immediate synergy will be with the new products rather than farm them out to wafer fabs that are out of the country. It's great to bring them home to New England, the land of the patriots!

CRAIG:

         What percent - I wasn't clear - what percent of fab utilization is break-even?

ZOMMER:

         I think that we'll refer later to that because it depends on the mix of the products, so what I suggest, give us an opportunity to get our hands on that and then we'll decide. Obviously you hit on a very good point. We would like to pose a product that has the highest revenue upside because the idea is not so much the volume as much as the revenue that we can generate from the products within fab. So we would like to place immediately the highest value of the product we can in a fab. It seems the nature of the beast to show proprietary I don't like to tip off my competition. So, we like to stay with those things very close to our chest and the benefits result, you'll see in our first quarter when we are together and this will be a great milestone.

CRAIG:

         I've actually been a Clare Shareholder. So can you just comment on the International Rectifier litigation situation?

ZOMMER:

         I think that there's no new updates. It seems like we are able to contain it very well and we are in a very good legal position from that respect and further information will be of course disclosed in our filings and so forth and -

CRAIG:

         So let me - if I'm correct - I just read this 5:30 this morning. "In a good legal position, but you're appealing the case"?

ZOMMER:

         That appears in our press release, yes.

CRAIG:

         Okay. Thank you.

ZOMMER:

         Thank you.

OPERATOR:

         And next we'll hear from Greg Weaver with Kerns Capital.

GREG:

         Hi. Two quick ones. What's Clare's cash burn in a given quarter and what are the standard margins on your product?

MIHALCHIK:

         Our cash burn rate has been in the range of $3 to $4 million dollars a quarter with our current structure in operating position. Our margins vary by our products and we haven't disclosed in any of our financial releases by product lines, but if I can characterize them for you, our standard products have margins generally in the 30 to 35 percent range and we have margins on more custom-type products that have margins in excess of 50%. Now with that said, it - those margins, particularly on the discrete products, are effected by the underutilization of the fab.

GREG:

         Right. And could you give us a sense of your end-market exposure, you know, percent telecom, percent industrial, etc.?

MIHALCHIK:

         Probably about 60 to 70 percent of our market is related to telecom and the balance is industrial and other markets. And again, there's a difference in the products that are housed and produced out of the Beverly, Massachusetts facility are primarily telecomm and others like satellite set-top boxes, and the business in California called Clare Micronics serves a number of different markets.

GREG:

         Thank you.

OPERATOR:

         And next we'll hear from Kelly Pan with Pantheon Capital Management.

KELLY:

         Yes. I wanted to understand how you got to $40 million at the time of closing considering what the current cash levels of both companies are?

AGBAYANI:

         Kelly, that is an estimate at this point. We have not yet released our March numbers. Neither Clare or IXYS have released their March ending numbers. So it is an estimate from the December cash position.

OPERATOR:

         Ms. Pan, anything further?

KELLY:

         No. Thank you.

OPERATOR:

         At this time we'll hear a question from David Baum with Fundstock.

DAVID:

         Hi fellas. I want to ask about the timing of this deal in relation to the SIDS show and the Micronics division. I mean, it's apparent that your stock hasn't been performing due to the OLED business. Why would I want to hold this new company?

ZOMMER:

         Well, I will say one thing, that the same reason that you look at the principals in IXYS, like me and my management why we hold the stock in the company there's upside and not only in OLED display, as IXYS, we participate in new areas of the display, the large area displays, too. There's great synergy there, and we've been providing the power products in those displays. It's a great synergy to start to provide the controller ICs. Clare with the Micronics group has been providing controller ICs in new emerging area, the OLED, and it compliments us and with that capability we can develop controller ICs to other successful flat panel large area displays. So there's a great synergy there. There's a tremendous upside in the solid-state relay area in the power market which is a higher market size than what Clare had been addressing traditionally and if generally you look on the dynamics of the photovoltaics aspects of the power electronics business, the power industry, you'll see that you have your play that is very well diversified in balance that can give you an upside, a balanced upside. So that would be the reasons, and I'm telling you the reason me as a shareholder and the management and hopefully the rest of the crowd and investors that we have have been supportive of both sides, Clare's stock and IXYS stock I see as a future in upside.

DAVID:

         Now - thank you - obviously then OLED was in consideration in the merger, what will OLED represent this year and next?

MIHALCHIK:

         Nathan, maybe I can take that one. David, let me just follow Nathan's comment a little bit because I think you're onto a broad point which I tried to get through in my speech. We at Clare, believe verbally in the opportunity presented with the OLED IC drivers and we will be very active at the SIDS show. But also, that opportunity is going to take cash, resources, and expansion to fulfill the goal that we will have as a company. On the other side of the coin, we needed an opportunity at Clare to address other parts of the company not just the OLED IC drivers, and my keen interest in this merger is that it gives us steps to accelerate the improvement here in other parts of the company without foregoing any of the opportunity of the OLED IC drivers; and Nathan has a good sense of that as does our management team. So - and so now to follow that a bit, there is, as you read, and you can see, and I know others on the call have, there is a keen interest in the display technologies, but the actual commercialization that's going to generate revenues to any significant degree what happen later this year and into next year and the year that follows, and so as I've said in other conference calls, we are generating little or no little revenue on the OLED side. And we're hopeful through the commercialization of the OLED technology and our own efforts, we will be able to generate revenues later this year and into next year. The magnitude of those, I prefer not to comment on at the time, and it is still an emerging technology; and so as time will come, I hope later this year and into the foreseeable future.

DAVID:

         Thank you very much.

OPERATOR:

         And next we're hear from Richard Shapiro with One-to-One Capital.

ZOMMER:

         Don't hear you, Richard.

RICHARD:

         My question's been answered, thanks. It was with regard to OLED.

ZOMMER:

         Okay.  Thank you.

OPERATOR:

         Moving along, we'll hear from Scott Shaffer with FundStock.

SCOTT:

         I'm a Clare Shareholder. I bought Clare for the OLED division and now it looks as though Clare or Olet's been put on the back-burner, and I've taken a great little value with Clare and being lumped into a - it looks like a dead business. Why would I want to hold on to Clare now?

ZOMMER:

         Well, I'm surprised that you call our business a dead business. I'm excited, so I think that regardless of the scenario, you could see what is the trend in the industry, you could play the niche but at a certain point, the play of the niche usually has to show with bottom line results. So the question is how we can leverage the know-how into an emerging market like the OLED, it will take time to develop it and deploy it and we've been participating in the similar aspects in other display markets and we've seen how it's developing, and you have to diversify and that's my message to the Clare shareholders.

SCOTT:

         Why would you - with all the news that's been coming out on OLED in the last couple of months and with the trade show next month, why did the company give themselves up for one times sales.

MIHALCHIK:

         Scott, this is Larry. First of all, I want to go back to a comment that you introduced your remarks as the "OLED is going to go on the back-burner." That is definitely not the case; it will take the same position that it's had within the Clare Family, but we also have combined additional resources to bring to the party to help this technology or others that I was concerned about here at Clare; and so its position and its importance is not going to change at all. In fact, there are - there potentially will be synergies between the two companies that will help accelerate that. There may be some common customers and other relationships that we may build to tap upon through IXYS to help accelerate that. There's no guarantees, but these are the types of things that we've been talking about. To your point about selling the company for one times sales. First of all, as you know, our revenue base declined during this year so the value of this transaction is greater than one times sales. And secondly, we were - we have been using cash and we needed a vehicle to accelerate our plans here for Clare and for the combined companies. And we believe very strongly that the attributes that we have discussed with IXYS is going to help propel the company in a number of different areas, one including the OLED IC drivers and another through the Beverly operation here in the fab.

SCOTT:

         A concern I have is on March 20th, the stocks are to gain a lot of attention, volume has picked up substantially, and what I'd like to know is when do we figure out the evaluation for Clare, what Clare was willing to give up? Because at that point if you're talking half a share of IXYS, you're looking at a $12 million dollar market cap for Clare. So at what point, Larry, did you think, this is what I think I'm worth? Somebody picked this up a month ago.

MIHALCHIK:

         First of all, I'm not going to get into the details of our discussions, or introductions or arm's length negotiations. That's not appropriate. I've been very clear with the shareholders through the press conferences and in phone calls that I've been considering various strategic alternatives for the company and that's been very consistent. As it relates to the price in the stock and the movements, our policy and my policy is that I don't comment on the price of stock. I try to operate the company in the best way to ascertain value and growth for shareholders and the employees.

SCOTT:

         Was there any point did you ever think of doing a secondary or raising financing to keep the company going or is this the best offer you had?

MIHALCHIK:

         We looked at a number of different alternatives for the company and a wide range of possibilities, and this is the one that I and the board evaluated as a very good transaction for the shareholders of Clare and for other related parties.

SCOTT:

         Andy Lietz was brought on board about a year ago to solve the fab issue. We're at the same spot we were a year ago and you've lost how much in market cap in that time frame and you burnt how much cash? So it looks as though you sold out at the bottom. Meanwhile you have the best part of your business going forward. You're not getting any value for it. Shareholder's aren't getting any value for that OLED part.

MIHALCHIK:

         I -- certainly you can have a view of that; my view is, as I said in my speech, the shareholders of Clare can participate in that upside with IXYS, as a shareholder of IXYS. That was very important in thinking about this deal and other possibilities and I think it happens to be accomplished in a much broader business base and with many more synergies between the parties.

SCOTT:

         Why didn't you sell them the fab business and focus on OLED?

MIHALCHIK:

         I am not going to get into the nature of our discussions or negotiations.

SCOTT:

         Was that a possibility, though? Was that ever discussed?

MIHALCHIK:

         I'm not going to get into those details.

SCOTT:

         Based on your research, could the OLED business offset the fab decline?

MIHALCHIK:

         Not in any time in the near or foreseeable future.

SCOTT:

         Okay. Thank you very much, Larry.

MIHALCHIK:

         You're welcome.

OPERATOR:

         As a reminder, I would like to encourage participants to limit themselves to one question. When you're one question has been answered, you may requeue by pressing star (*) 1. And next we'll hear from Jim Reed with Reed, Watson and Associates.

JIM:

         Morning, Larry, Arnold and Nathan.

MIHALCHIK:

         Morning.

JIM:

         Let me just touch back. What does this do to the manufacturing balance for the company with the increased fab line in Beverly? I think it's typically been around 50% fabless. Does this increase in any amount significantly?

ZOMMER:

         Yes. The combined company will have more fab, and as you will see moving into the future, that we plan in the short term we'll be more and more dependent on our own fabs, but as the growth of the business will come back, in the telecom we might be back to the 50% scenario.

JIM:

         Okay. What type of intellectual property does Clare offer IXYS? I know IXYS is obviously separate from the litigation and has its own proprietary technology. What does Clare bring to the table?

ZOMMER:

         Well, as I mentioned before, the silicon on insulator, wafer bonding technology and some proprietary know-how in the solid-state relay, the coupling of photovoltaics and power, and that is a tremendous upside for both companies. From the stats, you look at market research and growth, we have in our power and our work is covering the business part of our management, one of the strongest dynamic upside in the market from the high power to the low power. Just referring to the gentleman before, you look at the upside and power management, it has been bigger than what has been predicted for the owner. Just to name a few for you, the market cap of some typical players in the power management and the photovoltaic side of power management. Look at the companies that offer lower-power products in the power management arena like Maxim, Lineotech, TI, with their acquisition of [unintelligible] and so forth. Now, look at the market cap and valuation of companies that participated in the photovoltaic side of this. You'll see there that indeed there's a tremendous upside, and you couple that with a diversity of the company we are really excited about that. So, with all those scenarios, we see that the combined intellectual property, besides the collateral and financial strength, gives us a very smooth path.

Clare with its genius already solved the problem of the isolation in the solid state relay given in the telecom market, which is low power. It's below five 5 amps, even below one amp. We need the same building blocks for the higher power arena from 20 amps all the way to 2000 amps, and that's a big power market that is very attractive for us.

JIM:

         Okay, quickly, last one. I talked to Arnold before about an eventual interest of the automotive market of this diversified market segment. I guess - I'm curious as to when you believe that will occur and if Clare and/or Westcode will be able to contribute to that, and also how is the Westcode acquisition going in the transition?

ZOMMER:

         Well, I can tell you that we extremely excited and thankful for the team and IXYS. I just came back from the trip to Europe working on the integration of the Westcode facility, I must tell you, Larry and one of his staff members also visited as part of the due diligence and I think share the same level of excitement of how things are going with Westcode. Westcode is ahead of its schedule with integration doing very well. I think that relating to the automotive market, this is one of the growth opportunities for IXYS and with the added solid-state relay business, you can imagine that you would like to target automotive relays to replace electromechanical relay in the automotive market and that's a higher power application than the typical line access switches that Clare had been participating in. So, definitely that's a focal area to grow into and we have been, lately very successful in penetrating key accounts in the automotive arena. The Clare portfolio adds to us another area, and in addition with the OLED too, that I'm sure that there will be and there are automotive applications for their very bright color displays in the automotive --

JIM:

         Okay, great. Thanks a lot. Congratulations.

ZOMMER:

         Thank you.

OPERATOR:

         And next we have a follow-up questions from David Lieberman with Peterman.

DAVID:

         Thanks. Just a couple of follow-ups. Trying to - just want to know - I know you guys haven't reported your quarters yet, but is it fair to say that you guys are comfortable with Clare's quarter, you've seen it?

ZOMMER:

         Say it again. I missed the last part of the question.

DAVID:

         Are you comfortable with Clare's quarter, the March quarter?

AGBAYANI:

         We are obviously comfortable with acquiring Clare and one of the items that had been considered among many is the financial condition of Clare.

DAVID:

         Okay. And IXYS's business - I guess - how do you break it up between different customer segments?

ZOMMER:

         Well, within roughly, I would say 36% telecom, 37% industrial, roughly in the teens, 12-13% in the medical and then the rest is other markets like transportation, the entertainment industry, green energy and the likes.

AGBAYANI:

         Understand that those numbers are estimates at this point. We're in the process of compiling the data in order to finalize those numbers.

DAVID:

         Absolutely. How important to you is Clare's - just through this transaction and integration - how important are making the sales numbers or is it more about acquiring capability?

ZOMMER:

         It's a combination. Let's not forget that Clare, Larry and his team has done an outstanding job positioning the company into solid state semi-conductors from electromechanical relays, so Clare comes with a portfolio products and revenue and customers, not just the technology. It's an added - it's like the icing on the cake. I also want to remind people that I hope that those shareholders in Clare that was speaking here are long-term shareholders because about six or five years ago, IXYS was approached by Clare at that time to have some joint venture corporation. So we're talking a scenario that we've been on each other's radar screen for some time and so we like very much what Clare brings to the party and we like the fact that both companies have an upside, not less, maybe more combined, which will reward the shareholders going forward.

DAVID:

         Okay. And one last question. I'm trying understand maybe you can give us some feedback on Clare's stock price? Maybe Harry or Larry can do that with regards to you know, the reason why you've been hearing from shareholders and the last month as to why it ran up, some idea on that would be appreciated.

MIHALCHIK:

         I understand the question, but as I said a little while ago, it's the both the companies' philosophy and mine, not to comment on activity on the stock nor the price of the stock.

DAVID:

         Okay. Thank you.

OPERATOR:

         Once again as a reminder, to ask a question, press star(*) 1 on your telephone keypad. And next we'll take a follow-up question from Craig Samuels with Samuels Capital.

CRAIG:

         I just had a quick follow-up. I think that this transaction is a phenomenal purchase for IXYS. You got a great price. My only question, and unfortunately I am on the road and don't have access to great information, but with respect to IXYS' revenue trend, it's been declining for I believe, at least, four straight quarters. When do you guys anticipate that you could see a bottom and begin to trend in the right direction?

ZOMMER:

         Well, we issued guidance that we expect in the March quarter to see nose-up.

CRAIG:

         So, you feel like that your business has bottomed?

ZOMMER:

         We believe so.

CRAIG:

         OK, and then my last question again I think that there is been many questions with respect to the OLED IC business. Do you guys plan to on your forthcoming conference call to address expectations to that business? I think anybody who has followed Clare and purchased the stock for that reason likely equates the upside potential to the moves associated with company like Genesis, Microchip and/or Pixelworks whereby on anywhere from 50 to 100 million in revenues, the companies were trading at 12 to 15 times revenue. I think anybody who has done their due diligence on the potential for the OLED business sees that the upside for those drivers is as strong if not stronger than just for flat panel displays. So with that said, do you plan to quantify those numbers on a go forward basis?

ZOMMER:

         Well we're definitely great students of any new business and upside and would like to quantify and not let it go to our head because the key thing is execution. You have to execute in this market and you have to be where the economies of scale, and look at the size of the company that you have mentioned in revenues and we have to bring out the Clare Micronics division to that size as soon as possible and to be a strong part of our ongoing business and you'll still have the same upside.

CRAIG:

         Sure. And then the last question. This is from a managerial standpoint. You've mentioned a couple of phenomenal companies, Maxim and Linear, and the price to sales that those two companies command. As a visionary yourself, are those two companies that you emulate to try to exceed?

ZOMMER:

         Absolutely. I came - we found an IXYS out of Intersill the same week that our other colleagues left and founded Maxim. As a matter of fact, Jack Gifford used to be my boss at Intersill after, even before GE acquired us in 1981. So we emulate, we like to emulate that culture and you have seen the commonality, the low-key attitude I have; Jack Gifford is the same. We don't let it go to our heads. I even did not sell one share of IXYS, and the majority of the key executives in IXYS neither sold. So, it seems the culture in Silicon Valley; absolutely we'd like to emulate the Maxim model We come into that market from the power side. They come into the market, to the power management market side from the low power side, from analog and so forth, so it's a different tack on the market, and that's why we have the upside.

CRAIG:

         That's true. Maybe it would have been better to join Maxim six years ago. They've been a great company. Anyway. Thank you and good luck.

ZOMMER:

         Thank you.

CRAIG:

         It's a good deal for you guys.

OPERATOR:

         And Ted Kuenz of Needham & Company has a follow-up.

TED:

         I have a follow up question for Larry. I don't know Clare very well at all. I don't know if you've given any guidance to a similar question that was asked of Nathan in terms of the trend in your business. Do you feel like the December quarter was a bottom or have we hit bottom yet in terms of your outlook? I don't know what guidance you've given or if you could share any thoughts with us about that?

MIHALCHIK:

         We have not given any guidance and we'll be talking more about that in our quarterly conference call as we close this quarter in the year.

TED:

         When will that be?

MIHALCHIK:

         Some time in the next two weeks or so. We haven't set an exact date yet.

TED:

         Okay. Thank you.

OPERATOR:

         At this time there are no questions in the queue. I will know turn the conference over to Mr. Arnold Agbayoni for any closing or additional remarks.

AGBAYANI:

         We have no other questions, then we are ready to close this conference call. Nathan.

ZOMMER:

         Yes. I'd like to thank all our colleagues, shareholders, counselors and team members that have enabled us to give you this message and thank you for the support and please follow-up in the future. Thank you.

MIHALCHIK:

         This is Larry. I would just like to add my appreciation to all of you for joining us in this call today. This is a very exciting time for both companies. The questions that were asked were very good questions and we look forward to talking to you in the future. Thank you.

OPERATOR:

         And that concludes today's conference call. Thank you for joining us today.

ZOMMER:

         Thank you. Thank you for participating in this call.

MIHALCHIK:

         Bye, bye.